                                                              EXHIBIT 99
================================================================================
                                  NEWS RELEASE
================================================================================
                           Northern Trust Corporation
                            50 South LaSalle Street
                            Chicago, Illinois 60675
                   Contact: Laurie McMahon, Investor Relations
                               (312) 444-7811 or
                     Dianne Kotsogiannis, Public Relations
Release #01503                   (312) 444-4281     http://www.northerntrust.com
================================================================================

FOR IMMEDIATE RELEASE
---------------------

NORTHERN TRUST CORPORATION REPORTS RECORD 2000 FIRST QUARTER EARNINGS OF $.49 PER SHARE, UP 20%.

(Chicago, April 17, 2000) Northern Trust Corporation reported record net income per share of $.49 for the first quarter, an increase of 20% from the $.41 per share earned a year ago. Net income increased 19% to a record $113.3 million from the $95.1 million earned in the first quarter of last year. This performance resulted in a return on average common equity of 21.7%.

     William A. Osborn, Chairman and Chief Executive Officer, commented, "Our record profitability this quarter reflected the strongest revenue growth in Northern Trust's history. Record trust fee growth of 27%, driven by strong new business and favorable equity markets, and record levels of foreign exchange profits, net interest income and brokerage commissions produced a 22% increase in total revenues. The growth in fee-based revenues has resulted in fees now representing 71% of total revenues for the quarter. Earnings per share increased 20%, double our minimum goal of 10%, and the return on average common equity of 21.7% exceeded our 18-20% target range for the twelfth consecutive quarter. Trust assets under administration grew 23% to $1.6 trillion since March 31, 1999. Assets under management grew at an even greater rate, increasing 33% to $323 billion from one year ago. Our strong revenue growth continued to support both top-tier performance and the spending necessary for the future of our businesses. This exceptionally strong start bodes well for our performance in the balance of 2000."

                                     -more-

                      FIRST QUARTER PERFORMANCE HIGHLIGHTS


     Revenues increased 22% to $513.2 million. Trust fees grew 27% to a record $286.0 million in the quarter compared to $224.5 million in the first quarter of last year and represented 56% of total first quarter 2000 revenues and 79% of noninterest income.

     Trust fees from Personal Financial Services (PFS) in the quarter increased 31% and totaled $145.5 million compared to $111.4 million in the year-ago quarter. The increase resulted from continued strong new business throughout Northern Trust's national PFS network and from favorable equity markets. All states recorded increases of more than 20% with Arizona and Texas each increasing more than 40%. The Wealth Management Group also had excellent performance, with trust fees increasing 32%, and now administers $56.5 billion in assets worldwide, up 44% from last year.

     During the quarter, Northern Trust opened its eighth office in Arizona in the Sun Lakes community near Chandler. In April, Northern Trust opened a trust representative office in St. Louis bringing its national network of Personal Financial Services offices to 76 locations in ten states.

     Total personal trust assets under administration increased to $162.1 billion at March 31, 2000, up 29% from March 31, 1999 and 7% from December 31, 1999. Of these assets under administration, $97.3 billion is managed by Northern Trust, up 28% from one year ago.

     Trust fees from Corporate & Institutional Services (C&IS) in the quarter increased 24% and totaled $140.5 million compared to $113.1 million in the year-ago quarter, reflecting strong new business. C&IS trust fees are derived from a full range of custody, investment and advisory services rendered to retirement and other asset pools of corporate and institutional clients worldwide, and all of these services contributed to the first quarter fee growth. Fees from asset management increased 29% to $42.5 million. Strong new business results increased fees generated by Northern Trust Retirement Consulting, L.L.C., to a record $13.1 million, up 26%

                                     -more-
from last year's first quarter. Securities lending fees increased 29% to a record $32.2 million while custody fees increased 18% to $43.7 million. The growth in securities lending fees was a product of higher lending volumes and the carryover effect early in the quarter of higher Year 2000-related spreads, moderated by increases in interest rates as the quarter progressed.

     Total C&IS trust assets under administration increased to $1.44 trillion at March 31, 2000, up 23% from March 31, 1999 and 4% from December 31, 1999. Of the C&IS trust assets under administration, $225.8 billion is managed by Northern Trust, up 35% from March 31, 1999. Trust assets under administration included approximately $315 billion of global custody assets.

     Two strategic acquisitions were announced earlier in the first quarter. In March Northern Trust entered into a definitive agreement to acquire Ulster Bank Investment Services (UBIS) Dublin, Ireland from the Ulster Bank Group for approximately $13.5 million. UBIS is a premier provider of trustee/custody, fund administration, fund accounting and shareholder services to global fund sponsors. The acquisition will enable Northern Trust to offer a full service package of trustee/custody and fund services to its investment manager and institutional clients. The business being acquired has total assets under administration of approximately $5.4 billion. Also in March, Northern Trust entered into a definitive agreement to acquire Carl Domino Associates, L.P., providing Northern Trust with a value equity investment management capability to complement its present growth equity style. Carl Domino Associates is a registered investment advisor in West Palm Beach, Florida with over $2 billion in assets under management. The purchase price is not expected to exceed $28 million. Both acquisitions, which are subject to regulatory approval, are expected to close during the second quarter.

     Foreign exchange trading profits were a record $34.0 million, up 33% from $25.6 million in the first quarter of 1999. The current year quarter benefited from a higher level of client

                                     -more-
transaction volume, growth in global assets and market volatility, including changes in the relative values of the euro, yen, and U.S. dollar. During the quarter, clients increased their use of Northern Trust FX Passport/sm/, a browser-based product that enables clients to enter into foreign exchange transactions with Northern Trust via the Internet.

     Total treasury management revenues, which include both fees and the computed value of compensating deposit balances, totaled $25.9 million, up 4% from last year's first quarter. The fee portion of these revenues in the quarter was $17.1 million, down from $18.1 million in the comparable quarter last year as more clients elected to pay for services with compensating deposit balances. Security commissions and trading income increased 27% to a record $9.6 million from last year, reflecting a higher volume of transactions at Northern Trust Securities, Inc. Other operating income was $15.7 million for the first quarter compared with $10.4 million in the same period last year, primarily reflecting higher loan and trust deposit-related fees.

     Net interest income for the quarter, stated on a fully taxable equivalent basis, totaled $150.8 million, up 12% from the $134.5 million reported in the prior year quarter. The increase in net interest income reflects 7% growth in average earning assets and a 21% increase in noninterest-related funds, primarily demand deposits and equity. The asset growth included an 11% or $1.5 billion increase in loans and leases and a 7% or $533 million increase in securities, which was partially offset by a slight decline in money market assets. The net interest margin improved to 2.16% versus 2.07% in the year-ago quarter reflecting a higher level of noninterest-related funds and retail savings deposits.

     Nonperforming assets of $58.6 million at March 31, 2000 were down from $60.6 million at December 31, 1999 but up from $32.3 million at March 31, 1999. The increase from March 31, 1999 primarily reflects the impact of one large commercial loan to a company that filed for Chapter 11 reorganization late in 1999. The provision for credit losses was $4.0 million in

                                     -more-
the quarter compared to $.5 million for the same quarter last year, primarily as a result of the increase in the loss estimated on this loan. First quarter net charge-offs, at .01% of average loans, totaled $.2 million. The overall quality of the balance of the loan portfolio remains strong. Nonaccrual loans of $56.5 million at quarter-end represent .34% of total loans and were covered 2.74 times by the $154.7 million reserve for credit losses.

     Noninterest expenses totaled $326.1 million for the quarter, an increase of 22% or $59.7 million from the $266.4 million in the year-ago quarter. Approximately 54% of the increase in noninterest expenses related to compensation and employee benefits and was primarily attributable to staff growth, merit increases and performance-based incentives. Staff levels increased from one year ago to support growth initiatives and strong new business in both PFS and C&IS. Staff on a full-time equivalent basis at March 31, 2000 totaled 8,700, up 8% from 8,043 at March 31, 1999. Higher performance-based compensation accounted for approximately one-half of the increase in compensation, principally due to increased costs for incentive plans as a result of strong new business, excellent investment management performance, record net income and the 27% price increase in Northern Trust Corporation common stock since year end.

     The balance of the expense growth reflects costs associated with technology investments, business promotion, co-administration services provided to the two mutual fund families and expansion of the PFS office network, as well as higher operating costs relating to the significant growth in volumes.

                                 BALANCE SHEET

     Balance sheet assets averaged $31.3 billion for the quarter, up 6% from last year's average of $29.4 billion, reflecting growth in loans and securities. Loans and leases averaged $15.6 billion for the quarter, an increase of $1.5 billion or 11%. Residential mortgages

                                     -more-
increased $332 million or 6% to average $6.3 billion for the quarter and represented 40% of the total loan portfolio. Commercial and industrial loans averaged $4.6 billion during the quarter compared to $4.4 billion in the first quarter of 1999. The securities portfolio increased 7% to $8.0 billion on average during the period while money market assets averaged $4.5 billion in the quarter, down 4% from last year.

     Common stockholders' equity averaged $2.1 billion, up 12% from last year's first quarter. The increase primarily reflects the retention of earnings offset in part by the repurchase of common stock pursuant to the Corporation's share buyback program. During the quarter, the Corporation acquired a total of 810,485 shares at a cost of $45.5 million. An additional 9.1 million shares may be purchased after March 31, 2000 under the current share buyback program.

                           FORWARD-LOOKING STATEMENTS

     This news release may be deemed to include forward-looking statements, such as statements that relate to Northern Trust's financial goals, expansion plans, business prospects, new business results and credit quality. Actual results could differ materially from those indicated by these statements. Northern Trust Corporation's 1999 Annual Report to Stockholders, including the section of Management's Discussion and Analysis captioned "Factors Affecting Future Results," and periodic reports to the Securities and Exchange Commission contain additional information about factors that could affect actual results, including certain economic, interest rate, market and credit risks, competitive conditions, Northern Trust's success in executing various parts of its business plans, technology risks and risks associated with changes in the regulatory framework resulting from enactment of the Gramm-Leach-Bliley Act of 1999 and other regulatory changes and factors. All forward-looking statements included in this news release are based on information available at the time of the release, and Northern Trust Corporation assumes no obligation to update any forward-looking statement.
                                     / / /

                          NORTHERN TRUST CORPORATION                      Page 1
               (Supplemental Consolidated Financial Information)

STATEMENT OF INCOME STATISTICS ($ IN MILLIONS)
----------------------------------------------

                                                        FIRST QUARTER
                                             ===================================
                                              2000        1999      % Change (*)
                                             ===================================
Noninterest Income
  Trust Fees                                 $286.0      $224.5          27 %
  Foreign Exchange Trading Profits             34.0        25.6          33
  Treasury Management Fees                     17.1        18.1          (6)
  Security Commissions & Trading Income         9.6         7.5          27
  Other Operating Income                       15.7        10.4          52
  Investment Security Transactions               -           -           -
                                             ------      ------         ---
Total Noninterest Income                      362.4       286.1          27

Interest Income (Taxable Equivalent)          447.2       379.1          18
Interest Expense                              296.4       244.6          21
                                             ------      ------         ---
Net Interest Income (Taxable Equivalent)      150.8       134.5          12

Total Revenue (Taxable Equivalent)            513.2       420.6          22

Noninterest Expenses
  Compensation                                164.8       135.7          21
  Employee Benefits                            29.2        26.0          12
  Occupancy Expense                            20.8        17.7          18
  Equipment Expense                            17.9        15.6          15
  Other Operating Expenses                     93.4        71.4          31
                                             ------      ------         ---
Total Noninterest Expenses                    326.1       266.4          22

Provision for Credit Losses                     4.0         0.5         N/M
Taxable Equivalent Adjustment                  11.4         8.9          29
                                             ------      ------         ---
Income before Income Taxes                    171.7       144.8          19
Provision for Income Taxes                     58.4        49.7          18
                                             ------      ------         ---

NET INCOME                                   $113.3       $95.1          19 %
                                             ======      ======         ===
Net Income Per Common Share
  Basic                                       $0.51       $0.42          21 %
  Diluted                                      0.49        0.41          20

Return on Average Common Equity               21.70 %     20.62 %
Average Common Equity                      $2,075.4    $1,848.8          12 %
Return on Average Assets                       1.46 %      1.31 %

Common Dividend Declared per Share           $0.135       $0.12          13 %
Preferred Dividends (millions)                  1.3         1.1          17

Average Common Shares Outstanding (000s)
  Basic                                     221,199     221,643
  Diluted                                   230,121     230,141
Common Shares Outstanding (EOP)             222,300     223,287

(N/M) Not Meaningful
  (*) Percentage change calculations are based on actual balances rather than the rounded amounts presented in Supplemental Consolidated Financial Information.
Note: Certain reclassifications have been made to prior periods' financial statements to place them on a basis comparable with the current period's financial statements.

                          NORTHERN TRUST CORPORATION                      Page 2
               (Supplemental Consolidated Financial Information)

BALANCE SHEET ($ IN MILLIONS)
-----------------------------

                                                                MARCH 31
                                                 ========================================
                                                    2000          1999       % Change (*)
                                                 ========================================
Assets
------
  Money Market Assets                            $ 4,385.0     $ 3,423.3          28 %
  Securities
    U.S. Government                                  236.9         304.7         (22)
    Federal Agency and Other                       8,061.9       6,386.3          26
    Municipal                                        485.9         517.7          (6)
    Trading Account                                    7.7          14.5         (47)
                                                 ---------     ---------         ---
  Total Securities                                 8,792.4       7,223.2          22
  Loans and Leases                                16,478.8      14,046.5          17
                                                 ---------     ---------         ---
  Total Earning Assets                            29,656.2      24,693.0          20
  Reserve for Credit Losses                         (154.7)       (147.2)          5
  Cash and Due from Banks                          1,592.7       1,195.1          33
  Trust Security Settlement Receivables              519.2         354.2          47
  Buildings and Equipment                            384.9         346.2          11
  Other Nonearning Assets                          1,221.1       1,113.3          10
                                                 ---------     ---------         ---
  Total Assets                                   $33,219.4     $27,554.6          21 %
                                                 =========     =========         ===

Liabilities and Stockholders' Equity
------------------------------------
  Interest-Bearing Deposits
    Savings                                       $7,544.2      $6,837.4          10 %
    Other Time                                       830.0         513.5          62
    Foreign Office Time                            7,858.6       4,817.5          63
                                                 ---------     ---------         ---
  Total Interest-Bearing Deposits                 16,232.8      12,168.4          33
  Borrowed Funds                                   7,113.5       6,625.6           7
  Senior Notes and Long-Term Debt                  1,406.0       1,526.0          (8)
                                                 ---------     ---------         ---
  Total Interest-Related Funds                    24,752.3      20,320.0          22
  Demand & Other Noninterest-Bearing Deposits      5,221.9       4,423.8          18
  Other Liabilities                                  993.6         779.8          27
                                                 ---------     ---------         ---
  Total Liabilities                               30,967.8      25,523.6          21
  Common Equity                                    2,131.6       1,911.0          12
  Preferred Equity                                   120.0         120.0           -
                                                 ---------     ---------         ---
  Total Liabilities and Stockholders' Equity     $33,219.4     $27,554.6          21 %
                                                 =========     =========         ===

                          NORTHERN TRUST CORPORATION                      Page 3
               (Supplemental Consolidated Financial Information)

AVERAGE BALANCE SHEET ($ IN MILLIONS)
-------------------------------------

                                                              FIRST QUARTER
                                                 ========================================
                                                   2000           1999       % Change (*)
                                                 ========================================
Assets
------
  Money Market Assets                            $ 4,537.5      $4,737.8          (4)%
  Securities
    U.S. Government                                  250.2         312.2         (20)
    Federal Agency and Other                       7,268.7       6,649.0           9
    Municipal                                        487.3         511.2          (5)
    Trading Account                                   11.7          12.4          (6)
                                                 ---------     ---------         ---
  Total Securities                                 8,017.9       7,484.8           7
  Loans and Leases                                15,577.2      14,079.2          11
                                                 ---------     ---------         ---
  Total Earning Assets                            28,132.6      26,301.8           7
  Reserve for Credit Losses                         (152.8)       (147.1)          4
  Nonearning Assets                                3,280.2       3,225.6           2
                                                 ---------     ---------         ---
  Total Assets                                   $31,260.0     $29,380.3           6 %
                                                 =========     =========         ===

Liabilities and Stockholders' Equity
------------------------------------
  Interest-Bearing Deposits
    Savings                                      $ 7,439.8     $ 6,813.5           9 %
    Other Time                                       789.2         560.4          41
    Foreign Office Time                            7,866.8       5,973.6          32
                                                 ---------     ---------         ---
  Total Interest-Bearing Deposits                 16,095.8      13,347.5          21
  Borrowed Funds                                   6,121.1       7,765.7         (21)
  Senior Notes and Long-Term Debt                  1,424.4       1,472.4          (3)
                                                 ---------     ---------         ---
  Total Interest-Related Funds                    23,641.3      22,585.6           5
  Demand & Other Noninterest-Bearing Deposits      4,411.7       3,979.8          11
  Other Liabilities                                1,011.6         846.1          20
                                                 ---------     ---------         ---
  Total Liabilities                               29,064.6      27,411.5           6
  Common Equity                                    2,075.4       1,848.8          12
  Preferred Equity                                   120.0         120.0           -
                                                 ---------     ---------         ---
  Total Liabilities and Stockholders' Equity     $31,260.0     $29,380.3           6 %
                                                 =========     =========         ===

                        NORTHERN TRUST CORPORATION                    Page 4
            (Supplemental Consolidated Financial Information)

Quarterly Trend Data ($ In Millions)                        2000                         1999
                                                          Quarters                     Quarters
                                                        =======================================================
                                                          First      Fourth       Third      Second       First
                                                        =======================================================
Net Income Summary
   Trust Fees                                            $286.0      $271.1      $242.4      $236.2      $224.5
   Other Noninterest Income                                76.4        69.3        64.0        66.1        61.6
   Net Interest Income (Taxable Equivalent)               150.8       148.2       138.9       135.8       134.5
                                                       ---------   ---------   ---------   ---------   ---------
     Total Revenue (Taxable Equivalent)                   513.2       488.6       445.3       438.1       420.6
   Provision for Credit Losses                              4.0         6.5         0.5         5.0         0.5
   Noninterest Expenses                                   326.1       310.8       276.1       271.7       266.4
                                                       ---------   ---------   ---------   ---------   ---------
     Pretax Income (Taxable Equivalent)                   183.1       171.3       168.7       161.4       153.7
   Taxable Equivalent Adjustment                           11.4         9.9        10.6         9.2         8.9
   Provision for Income Taxes                              58.4        55.4        53.9        52.5        49.7
                                                       ---------   ---------   ---------   ---------   ---------
     Net Income                                          $113.3      $106.0      $104.2       $99.7       $95.1
                                                       =========   =========   =========   =========   =========
Per Common Share
   Net Income - Basic                                     $0.51       $0.47       $0.46       $0.44       $0.42
              - Diluted                                    0.49        0.46        0.45        0.43        0.41
   Dividend Declared                                      0.135       0.135        0.12        0.12        0.12
   Book Value (EOP)                                        9.59        9.25        9.04        8.78        8.56
   Market Value (EOP)                                     67.56       53.00       41.75       48.50       44.41

Ratios
   Return on Average Common Equity                        21.70 %     20.57 %     20.85 %     20.65 %     20.62 %
   Return on Average Assets                                1.46        1.35        1.33        1.37        1.31
   Net Interest Margin                                     2.16        2.09        1.95        2.07        2.07
   Productivity Ratio  (*)                                  157 %       157 %       161 %       161 %       158 %
   Risk-based Capital Ratios
       Tier 1                                               9.5 %       9.9 %       9.5 %       9.5 %       9.9 %
       Total (Tier 1 + Tier 2)                             13.0        13.7        13.1        12.4        13.1
       Leverage                                             7.4         7.1         7.0         7.3         7.0

Trust Assets ($ in Billions) - EOP
   Corporate                                           $1,437.4    $1,385.9    $1,251.5    $1,205.7    $1,170.4
   Personal                                               162.1       152.0       131.7       131.0       125.6
                                                       ---------   ---------   ---------   ---------   ---------
     Total Trust Assets                                $1,599.5    $1,537.9    $1,383.2    $1,336.7    $1,296.0
                                                       =========   =========   =========   =========   =========
   Memo:  Managed Assets                                 $323.1      $299.1      $262.8      $258.6      $242.7

Asset Quality ($ in Millions) - EOP
   Nonaccrual and Restructured Loans                      $56.5       $59.3       $28.9       $44.1       $30.2
   Other Real Estate Owned (OREO)                           2.1         1.3         1.4         1.1         2.1
                                                       ---------   ---------   ---------   ---------   ---------
     Total Nonperforming Assets                           $58.6       $60.6       $30.3       $45.2       $32.3
                                                       =========   =========   =========   =========   =========
     Nonperforming Assets / Loans & OREO                   0.36 %      0.39 %      0.20 %      0.30 %      0.23 %

   Gross Charge-offs                                       $0.3        $0.8        $7.7        $0.9        $0.4
   Gross Recoveries                                         0.1         0.3         0.2         0.6         0.3
                                                       ---------   ---------   ---------   ---------   ---------
     Net Charge-offs                                       $0.2        $0.5        $7.5        $0.3        $0.1
                                                       =========   =========   =========   =========   =========
   Net Charge-offs (Annualized) to Average Loans           0.01 %      0.01 %      0.21 %      0.01 %     0.002 %
   Reserve for Credit Losses                             $154.7      $150.9      $144.9      $151.9      $147.2
   Reserve to Nonaccrual and Restructured Loans             274 %       254 %       501 %       345 %       487 %

  (*) The productivity ratio is defined as total revenue on a taxable equivalent basis divided by noninterest expenses.